Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Medical Staffing Solutions, Inc.

We hereby consent to the use in the prospectus constituting part of the Registration Statement on Form SB-2 of our report dated February 25, 2005, except for Note 16, dated July 20, 2005, on the financial statements of Medical Staffing Solutions, Inc. as of December 31, 2004 and 2003 and for the years then ended which appear in such prospectus.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ Bagell, Josephs, Levine & Company, LLC
Bagell, Josephs, Levine & Company, LLC
Gibbsboro, New Jersey

January 23, 2006